Exhibit 99.1

BANCORP OF NEW JERSEY, INC. ANNOUNCES RECORD FIRST QUARTER EARNINGS

May 6, 2016

Fort Lee, NJ - Bancorp of New Jersey, Inc. (NYSE MKT:  BKJ) (the “Company”), holding company for Bank of New Jersey, reported record first quarter earnings. For the quarter ended March 31, 2016, net income was $1.3 million, or $0.21 per diluted share, compared to $1.1 million, or $0.20 per diluted share, for the quarter ended March 31, 2015, representing an increase of approximately 14.9%. For the quarter ended March 31, 2016, net interest income increased 6.0%, resulting in a record quarter amount of $6.2 million.

President and Chief Executive Officer Nancy E. Graves commented: “We are very pleased with our loan growth which contributed to our results. Our pipeline remains strong and the New Jersey commercial market is very active. Our Board of Directors and employees are engaged in our customer relationship based approach which is a core strength and differentiator.”

The increase in the first quarter net income resulted from increased interest income on higher average loans, lower interest expense driven by lower cost deposits, and a decrease in the provision for loan losses, offset by increases in tax and noninterest expenses. For the quarter ended March 31, 2016, noninterest expense, net, increased $122 thousand, or 3.2%, reaching $3.9 million, compared to $3.8 million for the quarter ended March 31, 2015, primarily due to increased operating costs associated with the Company’s growth.

Bancorp of New Jersey’s total assets were $793.9 million at March 31, 2016 compared to $802.9 million at December 31, 2015, a decrease of $9.0 million or 1.1%.  Total loans reached $652.3 million at March 31, 2016 compared to $645.1 million at December 31, 2015, an increase of $7.2 million, or 1.1%.  Total deposits were $692.3 million at March 31, 2016 compared to $700.7 million at December 31, 2015, a decrease of $8.4 million, or 1.2%.  Stockholders’ equity reached approximately $74.3 million at March 31, 2016 from $73.2 million at December 31, 2015, an increase of approximately $1.2 million, or 1.6%, which was driven by quarterly net income, offset by the Company’s regular quarterly cash dividend to stockholders.

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services.  The Bank currently has 9 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, Harrington Park, Englewood, Cliffside Park, and Woodcliff Lake.  Construction continues on a tenth location in Englewood Cliffs, NJ. All locations are in Bergen County, NJ.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.

If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net.

Forward-Looking Statements

This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements.  These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time.  Actual results could differ materially from those expected or implied by such forward-looking statements.  Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include economic conditions affecting the financial industry; changes in interest rates and shape of the yield curve; credit risk associated with our lending activities; risks relating to our market area, significant real estate collateral and the real estate market; operating, legal and regulatory risk; fiscal and monetary policy; economic, political and competitive forces affecting our business; our ability to identify and address cyber-security risks; and that management’s analysis of these risks and factors could be incorrect, and/or that the strategies developed to address them could be unsuccessful.  Any statements made that are not historical facts should be considered to be forward-looking statements.  You should not place undue reliance on any forward-looking statements.  We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.

Financial Highlights

(unaudited)

(dollars in thousands, except per share data)

	Three months ended
	March 31,
	2016	2015
INCOME STATEMENT
Net Interest Income	$6,226	$5,875
Provision for Loan Losses	300	370
Noninterest Expense, net	3,907	3,785
Pretax Income	2,019	1,720
Tax Expense	727	596
Net Income	$1,292	$1,124

Basic Earnings per Share	$0.21	$0.20
Diluted Earnings per Share	$0.21	$0.20

Weighted Average Shares —Basic	6,240	5,659
Weighted Average Shares —Diluted	6,253	5,674

SELECTED BALANCE SHEET DATA AT END OF PERIOD

	3/31/2016	12/31/2015
Total Loans	$652,293	$645,062
Allowance for Loan Losses	8,076	8,020
Investment Securities	68,423	72,599
Total Assets	793,894	802,920
Total Deposits	692,303	700,739
Stockholders’ Equity	74,349	73,153